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                                                                     EXHIBIT 5.2

                           Morgan, Lewis & Bockius LLP
                              2000 One Logan Square
                        Philadelphia, Pennsylvania 19103
                                 (215) 963-5000
                               Fax: (215) 963-5299


July 31, 1998


Graham Packaging Company
GPC Capital Corp. II
Graham Packaging Holdings Company
1110 East Princess Street
York, Pennsylvania  17403

Re:   Senior Subordinated Notes Due 2008, Series B, and Floating
      Rate Subordinated Term Securities Due 2008, Series B, of
      Graham Packaging Company and GPC Capital Corp. I

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Graham Packaging Company, a Delaware limited partnership (formerly known as Graham Packaging Holdings I, L.P.) (the "Operating Company"), GPC Capital Corp. I, a Delaware corporation ("CapCo I" and, together with the Operating Company, the "Company Issuers"), and Graham Packaging Holdings Company, a Pennsylvania limited partnership (formerly known as Graham Packaging Company) ("Holdings"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers (as therein defined) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating, among other things, to the issuance by the Company Issuers of $150,000,000 aggregate principal amount of their 8 3/4% Senior Subordinated Notes Due 2008, Series B (the "Fixed Rate Senior Subordinated Exchange Notes") and $75,000,000 aggregate principal amount of their Floating Interest Rate Term Securities Due 2008, Series B (the "Floating Rate Senior Subordinated Exchange Notes" and, together with the Fixed Rate Senior Subordinated Exchange Notes, the "Senior Subordinated Exchange Notes").

The Fixed Rate Senior Subordinated Exchange Notes and the Floating Rate Senior Subordinated Exchange Notes are to be offered by the Company Issuers in exchange for $150,000,000 aggregate principal amount of their outstanding 8 3/4% Senior Subordinated Notes Due 2008, Series A (the "Fixed Rate Senior Subordinated Old Notes") and $75,000,000 aggregate principal amount of their outstanding Floating Interest Rate Term Securities Due 2008, Series A (together with the Fixed Rate Senior Subordinated Old Notes, the "Senior


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July 31, 1998
Page 2

Subordinated Old Notes"), respectively. The Senior Subordinated Old Notes are unconditionally guaranteed (the "Old Guarantees") by Holdings on a senior subordinated basis, and the Senior Subordinated Exchange Notes will be unconditionally guaranteed (the "Holdings Guarantees") by Holdings on a senior subordinated basis. The Senior Subordinated Old Notes were, and the Senior Subordinated Exchange Notes will be, issued under an Indenture, dated as of February 2, 1998 (the "Senior Subordinated Indenture"), among the Company Issuers, Holdings, as guarantor, and United States Trust Company of New York, as Trustee.

We have examined the Registration Statement and the Senior Subordinated Indenture. We have also examined such certificates of public officials, partnership documents and other certificates and instruments, and have made such investigations of law, as we have deemed necessary in connection with the opinions hereinafter set forth. In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures and the conformity to the executed originals of all documents submitted to us as conformed or photostatic copies and that each natural person who executed any of such documents had sufficient legal capacity to do so.

Based upon the foregoing, and subject to the qualifications herein set forth, we are of the opinion as of the date hereof that:

1. Holdings is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Pennsylvania and has full partnership power and authority to execute and deliver the Senior Subordinated Indenture and the Holdings Guarantees.

2. The Senior Subordinated Indenture has been duly authorized, executed and delivered by Holdings.

3. The Holdings Guarantees have been duly authorized by Holdings under the laws of the Commonwealth of Pennsylvania.

4. The issue and sale of the Senior Subordinated Exchange Notes and the Holdings Guarantees by the Company Issuers and Holdings, respectively, will not violate the partnership agreement or certificate of limited partnership of Holdings or (assuming compliance with Pennsylvania securities or Blue Sky laws) any Pennsylvania statute.

The foregoing opinions are subject to the following qualifications:

A. We have assumed that Holdings and the Company Issuers are engaged solely in the businesses described in the Registration Statement.

B. Our opinions are subject to the effect of Pennsylvania laws regarding fraudulent transfer or conveyance, including the Pennsylvania Uniform Fraudulent Transfer Act, 12 P.S. ss.ss. 5101 et seq., and Section 8557 of the Pennsylvania Revised Uniform Limited Partnership Act, 15 P.S. ss. 8557 (relating to limitations on distributions to partners).

C. The foregoing opinions are limited to the law of the Commonwealth of Pennsylvania, and we do not express any opinion on any other law.


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July 31, 1998
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We hereby consent to the use of this opinion as an exhibit to the Registration
Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. In rendering its opinion filed as Exhibit 5.1 to the Registration Statement, Simpson Thacher & Bartlett, special counsel to the Company Issuers and Holdings, may rely upon this opinion as to the matters of Pennsylvania law covered hereby.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP